Exhibit 32.1

In connection with the accompanying Quarterly Report on Form 10-Q of Global Earth Energy, Inc. for the fiscal quarter ending May 31, 2011, I, Sydney A. Harland, Chief Executive Officer of Global Earth Energy, Inc., hereby certify pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, to the best of my knowledge and belief, that:

1.

Such Quarterly Report on Form 10-Q for the fiscal quarter ending May 31, 2011, fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.

The information contained in such Quarterly Report on Form 10-Q for the fiscal quarter ending May 31, 2011, fairly presents, in all material respects, the financial condition and results of operations of Global Earth Energy, Inc.

Dated: July 20, 2011.

  /s/ Sydney A. Harland

Sydney A. Harland, Chief Executive Officer of

Global Earth Energy, Inc.